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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                               September 1, 1995

                                FMC CORPORATION
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             (Exact name of registrant as specified in its charter)

          Delaware                    1-2376                 94-0479804
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
     of incorporation)                                   Identification No.)


      200 East Randolph Drive, Chicago, Illinois                60601
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       (address of principal executive offices)               (Zip Code)


                                (312) 861-6000
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             (Registrant's telephone number, including area code)
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Item 5.   Other Events
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On September 1, 1995 FMC Corporation issued the following release:

FMC TO RECORD SPECIAL INCOME AND EXPENSE ITEMS

CHICAGO, September 1, 1995 -- FMC Corporation today announced that it will record special income and expense items in the third quarter 1995. In total, these items will not have a significant impact on third quarter results.

     During the quarter, as part of its on-going assessment of sites with known environmental issues, the company will increase its environmental reserves by approximately $50 million after-tax. Because spending is expected to extend over a long period of time, the annual impact on cash flows will not be material. Meanwhile, FMC continues to be successful in recovering environmental clean-up costs from its comprehensive general liability insurance carriers and other responsible parties.

     In addition, FMC also expects to take reserves in the quarter covering the shift in lithium-based production expected in 1997 as the company starts up its new, low-cost, high-quality mineral resource in Argentina. FMC also will write off the value assigned to in-process research and development activity at its recently acquired Moorco International businesses. In total, these charges will be approximately $45 million after-tax.

     As previously announced, early in the third quarter FMC completed the sale of 20 percent of its soda ash business to Sumitomo Corporation and Nippon Sheet Glass Co., Ltd., for an after-tax gain of $100 million.

     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry, government and agriculture. The Chicago-based company reported annual sales of $4 billion in 1994, with international sales to more than 100 countries accounting for 49 percent of total annual revenues. FMC employs 21,000 people in 97 manufacturing facilities and mines in 21 countries. The company divides its businesses into five major segments: Performance Chemicals, Industrial Chemicals, Machinery and Equipment, Defense Systems and Precious Metals.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FMC Corporation
                                     Registrant

Date: September 1, 1995              By: Robert L. Day
                                     Title: Secretary